UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2015

VITAE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	001-36617 (Commission File Number)	04-3567753 (IRS Employer Identification No.)

502 West Office Center Drive Fort Washington, PA 19034 (Address of principal executive offices)	19034 (Zip Code)

Registrant’s telephone number, including area code: (215) 461-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 17, 2015, Vitae Pharmaceuticals, Inc. (“Vitae”) issued a press release announcing that Boehringer Ingelheim International GmbH (“BI”) notified Vitae that BI is ending the parties’ Research Collaboration and License Agreement dated October 2, 2007, as amended, (the “Agreement”) for 11β Hydroxysteroid Dehydrogenase Type 1 (“11β HSD1”), effective March 9, 2016.  Pursuant to the terms of the Agreement, Vitae received written notice to terminate the Agreement on December 11, 2015.  BI is terminating the Agreement for strategic business reasons.

As previously disclosed, under the Agreement, BI had the exclusive, worldwide license to use certain of Vitae’s patents and other intellectual property assets to develop 11β HSD1 compounds for patients with type 2 diabetes and certain related metabolic disease conditions, and was responsible for all of the development, manufacturing and commercialization costs and certain patent costs in connection with the activities carried out under the collaboration.  With the termination of the Agreement, Vitae expects to receive the rights to the 11β HSD1 program, most notably B187004 / VTP-34072, and which is expected to include, among other rights, certain exclusive rights to develop and commercialize the terminated products for the treatment of diabetes and the other indications covered by the Agreement.

A copy of Vitae’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 8.01 Other Events.

In addition, on December 17, 2015, Vitae announced in the same press release mentioned above that B187004 / VTP-34072 did not achieve the predefined primary efficacy endpoint criteria in the monotherapy arm of BI’s Phase 2 proof-of-concept trial in type 2 diabetes.

A copy of Vitae’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Vitae Pharmaceuticals, Inc. Press Release, dated December 17, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAE PHARMACEUTICALS, INC.

Date: December 17, 2015	By:	/s/ Jeffrey S. Hatfield
Jeffrey S. Hatfield
Chief Executive Officer

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